Exhibit 99.1
Press Release
Superior Well Services, Inc. Announces Amendment to Its Credit Agreement
INDIANA, Pa., Dec. 23 /PRNewswire-FirstCall/ — Superior Well Services, Inc. (the “Company”) (Nasdaq: SWSI) today announced that it entered into an amendment (the “Second Amendment”) to the credit agreement (the “Credit Agreement”) evidencing its credit facility (the “Credit Facility”) on December 18, 2009. The following changes were made to the Credit Agreement as a result of the Second Amendment:
•	the sale of the Company’s fluid logistics business operated by its wholly owned subsidiary, SWSI Fluids, LLC (“SWSI Fluids”), is now a permitted asset sale;

•	the total capacity under the Credit Facility was reduced from $175.0 million (which amount would have automatically been reduced to $125.0 million on January 1, 2010) to $100.0 million, which amount will be further reduced by (i) an additional $25.0 million upon the Company’s receipt of a federal income tax refund of $20 million or more and (ii) by an additional $25.0 million upon the sale of all or substantially all of the assets of SWSI Fluids;

•	the definition of “borrowing base” was amended to exclude inventory, and, if the total capacity under the Credit Facility is reduced to $50 million, the “borrowing base” will consist solely of 80% of eligible accounts receivable; and

•	the financial covenants in the Credit Agreement were revised such that the Company’s required minimum quarterly EBITDA must not be less than: $(2.5) million for the fourth quarter of 2009 and $0 for the first, second and third quarters of 2010.

All other material terms remain the same.
Dave Wallace, Chief Executive Officer, said “While we are currently in compliance with all our debt agreements, we have revised the Credit Agreement to address the following:
•	Pursue the potential sale of our fluid logistics business that we view as a non-core business:
We purchased our fluid logistics business in November 2008 as part of the Diamondback asset acquisition. Within fluid logistics, we provide a variety of services to assist our customers to obtain, transport, store and dispose of fluids that are involved in the drilling, development and production of hydrocarbons. We own or lease over 156 fluid hauling transports and trucks, approximately 400 frac tanks, and own and operate six water disposal wells in Texas and Oklahoma. Fluid logistics accounted for approximately 3.7% of our revenue for the three months ended September 30, 2009 and approximately 5.6% of our revenue for the nine months ended September 30, 2009. We anticipate using the proceeds from any sale of our fluid logistics assets to further pay down the amounts outstanding under the Credit Facility.
•	Reduce the excess capacity under the Credit Facility:
At November 30, 2009, we had $102.7 million in working capital, $81.0 million outstanding under the Credit Facility (down from $146.4 million at September 30, 2009) and $7.3 million in outstanding letters of credit. Included in working capital is income taxes receivable of $36.1 million at November 30, 2009. The income taxes receivable had a balance of $20.5 million at September 30, 2009 and increased to $36.1 million due to the signing into law of the Worker, Homeownership, and Business Assistance Act of 2009 that provides an election to carryback NOL deductions for up to 5 years, rather than 2 years as previously provided. We expect to receive a refund in the amount of this receivable after we file our 2009 federal tax return and we intend to use the refund to further pay down the amounts outstanding under the Credit Facility. Because we have significantly reduced the amounts outstanding under the Credit Facility since September 30, 2009 and we anticipate further significant reductions in the near future, we have decided to reduce the excess capacity under the Credit Facility to reduce the amount of the commitment fees we pay to our lenders. We believe the revised capacity under the Credit Facility will be sufficient to meet our operational and capital expenditure needs in the near term.
•	Reduce the likelihood of any unexpected events preventing us from meeting our required minimum quarterly EBITDA hurdles under the Credit Agreement:
We requested the reductions in required minimum quarterly EBITDA to gain flexibility that may become necessary in the future if our financial results are negatively impacted by material job delays due to, among other factors, the effects of severe weather, the impact of holidays on our customers’ schedules, regulatory delays encountered by our customers and the effects of domestic and worldwide economic conditions. While these reductions are not necessarily indicative of our current or expected results of operations, seasonality can affect our operations in the Appalachian region and certain parts of the Mid-Continent and Rocky Mountain regions, which may be subject to brief periods of diminished activity due to severe winter weather, the scheduling of work around holidays and during spring thaw due to road restrictions. We believe the reductions in required minimum quarterly EBITDA will allow us to manage through any potential unforeseen material job delays.
We would like to thank our bank group for their continued support and confidence in our organization.”
For more information about Superior Well Services, Inc. (Nasdaq: SWSI) please visit www.swsi.com. Financial and other information about Superior is routinely posted on and accessible at www.swsi.com.
Except for historical information, statements made in this press release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by us based on our management’s experience and perception of historical trends, current conditions, expected future developments and other factors our management believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond our control, which may cause our actual results to differ materially from those implied or expressed by the forward-looking statements. These risks include, but are not limited to: a sustained or further decrease in domestic spending by the oil and natural gas exploration and production industry; a continued decline in or substantial volatility of crude oil and natural gas commodity prices; current weakness in the credit and capital markets and lack of credit availability; overcapacity and competition in our industry; our inability to comply with the financial and other covenants in our debt agreements as a result of reduced revenues and financial performance; unanticipated costs, delays or other difficulties in executing our growth strategy, including difficulties associated with the integration of the Diamondback asset acquisition; the loss of one or more significant customers; the loss of or interruption in operations of one or more key suppliers; the incurrence of significant costs and liabilities in the future resulting from our failure to comply with new or existing environmental regulations or an accidental release of hazardous substances into the environment; and other factors detailed in our SEC filings. We undertake no obligation to publicly update or revise any forward-looking statements. Further information on risks and uncertainties is available in our filings with the SEC.
SOURCE Superior Well Services, Inc.
Chris Peracchi
of Superior Well Services, Inc.
+1-724-403-9108
cperacchi@swsi.com